Exhibit 99.1

P.F. CHANG’S FIRST QUARTER REVENUES GROW 18%

SCOTTSDALE, ARIZONA (April 6, 2005) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) reported today that revenues increased 18% to $194.2 million for the first quarter ended April 3, 2005 from $164.1 million in the first quarter of 2004. Sales at the company’s P.F. Chang’s China Bistro units accounted for $163.6 million of consolidated revenues while sales at the company’s Pei Wei Asian Diner units accounted for $30.6 million of consolidated revenues.

Comparable store sales at the Bistro increased 2.9% for the first quarter of 2005 as compared to the first quarter of 2004. The increase was the result of customer traffic growth as well as a price increase of approximately 2.0%. Comparable store sales for the months of January, February and March increased 2.1%, 4.0% and 2.8%, respectively.

Comparable store sales at Pei Wei increased 6.0% for the first quarter of 2005 as compared to the first quarter of 2004. The increase was the result of customer traffic growth as well as a price increase of approximately 1.5%. Comparable store sales for the months of January, February and March increased 4.7%, 7.3% and 6.2%, respectively.

During the first quarter of 2005, the company opened two new Bistro units (Rancho Cucamonga, CA and Jacksonville, FL) and one new Pei Wei unit (Sandy, UT).

The company intends to release its first quarter earnings results on April 27, 2005 at approximately 7:00 am ET. A conference call will be held later that same day at 1:00 pm ET. A webcast of the conference call can be accessed at www.pfchangs.com

P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro combines high-quality, traditional Chinese cuisine with attentive service and a high-energy, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine served in a relaxed, warm environment offering attentive counter service and take-out flexibility.

The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc.		(602) 957-8986

	Media:	Laura Cherry	laurac@pfchangs.com
	Investor:	Bert Vivian	bertv@pfchangs.com

P.F. Chang’s China Bistro

Supplemental Sales Information

Year of Unit Opening (1)

	Pre-1998	1998	1999	2000	2001	2002	2003	2004	2005	Total

Units	12	10	13	16	13	14	18	18	2	116

Sales (000)

1Q05	20,173	15,178	19,347	24,256	19,247	18,298	24,577	21,148	1,356	163,580

Average Weekly Sales (AWS)

1Q05	129,314	116,753	114,477	116,617	113,885	100,538	105,028	90,375	135,612	109,637

Year-Over-Year Change in AWS (3) (4)

1Q05	4.3%	1.2%	4.6%	3.3%	2.1%	3.4%	1.0%	-6.9%	—	2.1%

Year-Over-Year Change Comp Store Sales (2) (3)

Units	12	10	13	16	13	14	14	—	—	92

1Q05	3.3%	1.2%	4.6%	3.3%	2.1%	3.4%	1.6%	—	—	2.9%

(1) Includes all restaurants opened in the period indicated.
(2) A unit becomes comparable in the eighteenth month of operation.
(3) For comparative purposes, first quarter 2005 is compared to the 2nd through 14th week of fiscal
     2004.
(4) A unit becomes included in the year-over-year change in AWS in the thirteenth month of operation.

Pei Wei Asian Diner

Supplemental Sales Information

Year of Unit Opening (1)

	2000	2001	2002	2003	2004	2005	Total

Units	1	4	11	17	20	1	54

Sales (000)

1Q05	934	2,424	6,292	9,401	11,167	416	30,634

Average Weekly Sales (AWS)

1Q05	71,822	46,621	44,001	42,537	42,949	46,224	43,888

Year-Over-Year Change in AWS (3) (4)

1Q05	7.2%	5.6%	6.2%	5.9%	4.2%	—	5.8%

Year-Over-Year Change Comp Store Sales (2) (3)

Units	1	4	11	15	—	—	31

1Q05	7.2%	5.6%	6.2%	5.8%	—	—	6.0%

(1) Includes all restaurants opened in the period indicated.
(2) A unit becomes comparable in the eighteenth month of operation.
(3) For comparative purposes, first quarter 2005 is compared to the 2nd through 14th week of fiscal 2004.
(4) A unit becomes included in the year-over-year change in AWS in the thirteenth month of operation.

Actual fiscal 2005 13-week quarter to actual fiscal 2004 13-week quarter

Bistro

Year-Over-Year Change in AWS

	Pre-1998	1998	1999	2000	2001	2002	2003	2004	2005	Total

Units	12	10	13	16	13	14	18	18	2	116

1Q05	3.0%	-0.4%	3.1%	1.9%	0.3%	1.8%	-0.6%	-5.7%	—	0.8%

Year-Over-Year Change Comp Store Sales

Units	12	10	13	16	13	14	14	—	—	92

1Q05	-4.9%	-0.4%	3.1%	1.9%	0.3%	1.8%		—	—	0.3%

Pei Wei

Year-Over-Year Change in AWS

	2000	2001	2002	2003	2004	2005	Total

Units	1	4	11	17	20	1	54

1Q05	7.0%	5.5%	6.3%	5.2%	5.3%	—	5.6%

Year-Over-Year Change Comp Store Sales

Units	1	4	11	15	—	—	31

1Q05	7.0%	5.6%	6.3%	5.3%	—	—	5.8%

The Company’s 2004 fiscal year was 53 weeks long, and its 2005 fiscal year will be 52 weeks long. Management believes that the presentation on the previous pages of the year-over-year changes in average weekly sales and comp store sales for the 1st Quarter of 2005 which compares first quarter of 2005 to the 2nd through 14th week of fiscal 2004 is a more meaningful and useful gauge of the Company’s performance. The 14th week of fiscal 2004 ended April 4, 2004 as compared to the end of the first quarter of 2005 ending on April 3, 2005. Therefore the comparison on the previous pages reflects a more meaningful comparison. The information set forth above is the year-over-year changes in average weekly sales and comp store sales for the periods indicated comparing actual 1st Quarter of fiscal 2004 to actual 1st Quarter of fiscal 2005.